EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3, as amended, and the related prospectus of Tecnomatix Technologies Ltd. for the registration of 957,823 of its ordinary shares and to the incorporation by reference therein of our report dated February 9, 2004, issued with respect to the consolidated financial statements of Tecnomatix Technologies Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004, as amended pursuant to Amendment No. 1, filed with the Securities and Exchange Commission on June 22, 2004.




/s/  BRIGHTMAN ALMAGOR & CO.

CERTIFIED PUBLIC ACCOUNTANTS
A MEMBER OF DELOITTE TOUCHE TOHMATSU



Tel Aviv, Israel
September 21, 2004